Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Stock Option Plan (as amended) and the 2000 Employee Stock Purchase Plan (as amended) of Cepheid of our reports dated February 24, 2005, with respect to the consolidated financial statements and schedule of Cepheid, Cepheid management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cepheid, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Palo Alto, California
January 26, 2006